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                 December 11, 2020

       Caitlin Jeffs
       Chief Executive Officer
       Red Metal Resources Ltd.
       278 Bay Street, Suite 102, Thunder Bay
       Ontario, Canada P7B 1R8

                                                        Re: Red Metal Resources
Ltd.
                                                            Registration
Statement on Form S-4
                                                            Filed December 4,
2020
                                                            File No. 333-251126

       Dear Ms. Jeffs:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Conrad Nest, Esq.